Exhibit 10.3

IRREVOCABLE PRE-ACCEPTANCE OF CONTEMPLATED EXCHANGE OFFER

To:	Transocean Ltd.
Turmstrasse 30
CH-6300 Zug
Switzerland

Transocean Ltd. and its wholly owned subsidiary Transocean Inc. (a Cayman Islands exempted company), or another wholly owned direct or indirect subsidiary of Transocean Ltd. (such company or companies, the "Offeror"), are contemplating a recommended public voluntary exchange offer (the "Offer") to the shareholders of Songa Offshore SE ("Songa Offshore") for the purchase of all of the issued and outstanding shares of Songa Offshore (the "Songa Shares") by offering to exchange each Songa Share for a combination of shares of Transocean Ltd. ("RIG Shares"), senior unsecured exchangeable bonds issued by a subsidiary of Transocean Ltd. (and guaranteed by Transocean Ltd.) (the "Notes") and, at the election of the holder of such Songa Share, cash as provided below (the value of any cash and the value of the aggregate number of RIG Shares and Notes to be delivered per Songa Share, the "Offer Price") pursuant to the terms of the transaction agreement among inter alia Songa Offshore and Transocean Ltd. (the "Transaction Agreement").  The Offer Price shall be equal to NOK 47.50. The value of each RIG Share delivered in the Offer is  NOK 66.4815, which is determined based on the closing price of USD 8.39 of the RIG Shares on New York Stock Exchange (the "NYSE") at 10:00 pm CET (4:00 pm EST) and the NOK/USD closing price of 7.9239 at 4:00 pm CET as determined by Norges Bank, each on August 14, 2017 (being the trading day immediately preceding the announcement of the Offer). The value of each Note delivered in the Offer will be the nominal amount of such Note.  Each Songa Offshore shareholder may elect to sell Songa Shares in the Offer for cash consideration per Songa Share equal to the Offer Price for a total amount per Songa Offshore shareholder of up to NOK 125,000 (the “Cash Election”) (to avoid doubt, this shall mean that any Songa Offshore shareholder holding Songa Shares valued at less than NOK 125,000 based on the Offer Price may choose to receive 100% settlement in cash).  The number of RIG Shares and Notes issued to each Songa Offshore shareholder who accepts the Offer will be rounded down to the nearest whole number of RIG Shares or Notes, as applicable.  Notwithstanding the foregoing, the aggregate Offer Price paid to each Songa Offshore shareholder participating in the Offer shall be comprised, as near as possible, of 50% RIG Shares and 50% Notes, with any exercise by such shareholder of the Cash Election being deducted first from the aggregate number of Notes issued to such shareholder and second to the aggregate number of RIG Shares issued to such shareholder.  The number of RIG Shares and Notes shall each be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Transocean Ltd. or Songa Shares, as applicable), reclassification, combination, exchange of shares or other like change (other than in connection with the transactions contemplated by the Transaction Agreement, including any issuance of Songa Shares or RIG Shares permitted pursuant to Clause 4.1 or 4.2 of the Transaction Agreement) with respect to the number of shares of Transocean Ltd. or Songa Shares outstanding after the date hereof and prior to the completion of the Offer.

The Offeror’s obligation to commence the Offer is conditional upon, unless waived by the Offeror, (1) the continuing effectiveness of the Transaction Agreement and (2) the satisfaction of the conditions specified in Clause 2.9 of the Transaction Agreement.

The execution and delivery of this pre-acceptance undertaking (this "Undertaking") does not constitute an offer or commitment by the Offeror to acquire the Acceptance Shares (as defined below).  However, subject to satisfaction or waiver by the Offeror of the above conditions, the Offeror undertakes to make and commence the Offer.  This Undertaking shall be effective upon the Offeror having obtained irrevocable pre-acceptances of the Offer from Songa shareholders holding at least 63% of the Songa Shares (and at least from both Perestroika AS and Asia Research Capital

Management (ARCM)) on a fully diluted basis (including for these purposes any shares held by the Songa shareholder party to this Undertaking) (the "Effective Condition").

If the Offer is commenced, the consideration for, and other key terms and conditions of, the Offer shall in all material respects be as set out in Appendix 1 attached hereto, as further described in an exchange offer document (the "Offer Document") to be reviewed and approved by the Oslo Stock Exchange and the Financial Supervisory Authority of Norway. The key terms of the Notes will in all material respects be as set out in Appendix 3 attached hereto.

As requested by the Offeror, as a condition to the Offeror making the Offer, I, the undersigned, hereby agree as follows:

1. In the event the Offeror launches the Offer, I irrevocably and unconditionally undertake to accept the Offer (such undertaking is hereinafter referred to as the "Pre-acceptance") in respect of all of my existing Songa Shares, plus all future Songa Shares I may acquire (including without limitation Songa Shares being issued as a result of exercise of any options, warrants, convertible bonds, subscription/conversion rights and any other securities exchangeable into or giving rights to acquire Songa Shares (the "Other Songa Securities") held by me) at any time following the execution of this Undertaking and before the expiry of the acceptance period in the Offer (the "Offer Period") (such Songa Shares, and all Other Songa Securities shall hereinafter jointly be referred to as the "Acceptance Shares").  Prior to the expiry of the Offer Period as described in the Offer Document, I undertake to exercise all Other Songa Securities that I own beneficially and of record and accept the Offer for all Songa Shares issued and held by me as a result of such exercise of Other Songa Securities; provided that if the Offeror waives all conditions to the Offer (other than regulatory approvals) I undertake to exercise all Other Songa Securities that I own beneficially and of record and accept the Offer for all Songa Shares issued and held by me as a result of such exercise of Other Songa Securities as promptly as practicable after receiving notice of such waiver.  In the event any Other Songa Securities are not exercisable/convertible or exercised/converted, I undertake, subject to completion of the Offer, to sell such securities to the Offeror or its designee on the same economic terms as if such Other Songa Securities had been exercised/converted.  Further, I undertake to exchange with the Offeror (i) each of the bonds in SONG04 (NO 001 062875.3) (the "SONG04 Bonds") that I hold for Notes, cash or a combination thereof in a total amount equal to 103.5% of the principal amount of such SONG04 Bonds and (ii) each of the bonds in SONG05 (NO 001 064940.3) (the "SONG05 Bonds" and, together with the SONG04 Bonds, the "Bonds") that I hold for Notes, cash or a combination thereof in a total amount equal to 101% of the principal amount of such SONG05 Bonds, in both cases with the addition of accrued unpaid interest up to completion (together, the "Bond Exchange").  The Offeror acknowledges and agrees that (a) there will be no conditions to the Bond Exchange other than the conditions to the Offer, as such conditions may be modified to be applicable to the Bond Offer, and (b) it will not (I) waive any condition to the Offer unless any corresponding condition to the Bond Exchange is simultaneously waived and (II) waive any condition to the Bond Exchange unless any corresponding condition to the Offer is simultaneously waived.

2. If between the date of signing of this Undertaking and completion of the Offer as contemplated by the Offer Document, or, if applicable, the expiry of any subsequent mandatory offer, a consideration higher than the Offer Price is announced, paid or agreed to be paid pursuant to a direct or indirect acquisition of a Songa Share (in the open market or in privately negotiated transactions or otherwise) by or on behalf of the Offeror or any entity wholly owned directly or indirectly by Transocean Ltd., or if the Offeror otherwise announces an increase in the Offer Price during the Offer Period, then I shall be entitled to receive the same consideration paid per Songa Share for the Acceptance Shares, and this Undertaking shall apply accordingly to the improved terms of the Offer made by the Offeror.  Notwithstanding the foregoing, the Offer Price shall not be increased pursuant to this Section 2 solely as a result of (i) the payment of cash consideration (including the effect of any change in currency exchange rates) in any subsequent mandatory offer in accordance with the minimum offer price requirements as decided by Oslo

Børs, (ii) share price fluctuations during or after the Offer Period or (iii) the application of calculation principles to any subsequent mandatory offer that differ from the calculation principles specified in the first paragraph of this Undertaking, whether applied by the Oslo Stock Exchange or any other governmental or regulatory authority or pursuant to the requirements of any applicable law (including without limitation applicable Cyprus law).

3. I acknowledge that this Undertaking is irrevocable and unconditional until it lapses or is terminated as provided in Section 10 below, and it may not otherwise under any circumstances whatsoever be withdrawn or amended in any way without the Offeror’s prior written consent, including but not limited to (i) in the event of a higher offer being announced or made by a party other than the Offeror or any entity owned directly or indirectly by Transocean Ltd. and (ii) whether or not the board of Songa Offshore recommends the Offer or withdraws, amends or fails to provide its recommendation.

4. I confirm that the Acceptance Shares and principal amount of Bonds that I own beneficially or of record are set forth on Appendix 2 hereto. I also confirm that (i) such Acceptance Shares and any other Acceptance Shares that I acquire after the date hereof are, and on the settlement date for the Offer will be, free of any lien, pledge or other encumbrances and other third party rights of any nature whatsoever, and that full legal and beneficial ownership of my Acceptance Shares will be transferred to the Offeror at completion of and pursuant to the Offer, including the right to all dividends declared or paid after the date of the completion of the Offer, and (ii) such Bonds and any other Bonds that I acquire after the date hereof are, and at the time I sell all such Bonds to the Offeror will be, free of any lien, pledge or other encumbrances and other third party rights of any nature whatsoever, and that full legal and beneficial ownership of my Bonds will be transferred to the Offeror upon the sale thereof to the Offeror.  I accept that from and after the date hereof until this Undertaking lapses as provided in Section 10 below, I shall not sell, dispose of, transfer to another account, charge, pledge or in any other way encumber or grant any option or other right over or in relation to the Acceptance Shares, Bonds held by me or otherwise deal with any such instruments or interests therein in favor of any third party or take any other action related to such instruments in my capacity as the beneficial or record holder thereof which might impede or frustrate my obligations hereunder, the making of the Offer or consummation of the Offer.

5. I have full power and authority to enter into this Undertaking, to perform my obligations hereunder and to accept the Offer in respect of all of the Acceptance Shares.

6. I accept that this Undertaking, including its terms and conditions, and my name (and/or the name of the person or entity through which I own or hold Acceptance Shares) may be used by the Offeror and its affiliates and made public in the Offer Document and/or any announcement or other documents prepared in connection with the Offer, including in filings made by the Offeror or its affiliates with the U.S. Securities and Exchange Commission and other legal or regulatory authorities.

7.I undertake to provide promptly to the Offeror all such information as the Offeror may reasonably request to comply with the rules and requirements of the Oslo Stock Exchange, the U.S. Securities and Exchange Commission and any other legal or regulatory requirements and permit all such information relating to this Undertaking to be shared with the employees, advisers and other representatives of the Offeror and the Offeror's affiliates, in each case in connection with the Offer, any related transactions and associated equity and/or debt financing.

8. I undertake to keep strictly confidential the terms and conditions of the contemplated Offer and the existence and terms of this Undertaking to the extent not required to be disclosed pursuant to applicable laws and regulations, provided that if disclosure is required I shall consult with the Offeror prior to making such disclosure to the extent legally possible. I recognize that knowledge of the contemplated Offer constitutes inside information, as defined in section 3-2 of the Norwegian Securities Trading Act of 29 June 2007 no. 75 relating to Songa Offshore, and/or material nonpublic information under the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended, relating to Transocean Ltd. and the securities of its subsidiaries, and confirm that I am aware of the duties and responsibilities the possession of such information involves, as well as the civil and criminal liability associated with the use, distribution and disclosure of such information.

9. I  acknowledge that no offer document has been published with respect to the Offer as of the date hereof, and I agree to be bound by my obligations hereunder regardless of the subsequent publication of the Offer Document or any other document describing the Offeror’s intent to acquire the Songa Shares, provided that the consideration for, and other key terms and conditions of, the Offer set out in the Offer Document will in all material respects be as set out in Appendix 1 and Appendix 3 attached hereto.

10.My obligations under this Undertaking will lapse with immediate effect if (i) at the end of the fifth U.S. business day following the execution of this Undertaking (a) the Effective Condition has not occurred and/or (b) the Offeror’s intention to make an Offer has not been publicly announced by the Offeror (in its sole discretion), or (ii) the Offer has lapsed as a result of the Completion Conditions (as defined in Appendix 1) having not been fulfilled or waived by the Offeror as of the Long Stop Date (as defined in Appendix 1). My obligations under this Undertaking may be terminated by me with immediate effect if (i) a Material Adverse Change (as defined below) has occurred, (ii) if Transocean Ltd.’s shareholders fail to approve the election of the Perestroika Designee (as defined below) to the Transocean Ltd. board of directors, or (iii) the Transaction Agreement is terminated by Songa Offshore pursuant to Clause 9.1(ii)(B) thereof as a result of Transocean Ltd.’s breach (as defined in Clause 9.2 of the Transaction Agreement) that remains uncured of Clause 4.2(i)(a) or 4.2(i)(g) of the Transaction Agreement. For purposes of this Section 10, the following terms shall have the meanings set forth below:

"Material Adverse Change" shall mean any event, change, fact, condition, circumstance, development, occurrence or effect which, individually or together with any other event, change, fact, condition, circumstance, development, occurrence or effect, has, or would reasonably be expected to have, a material adverse effect upon (i) the condition (financial or otherwise), business, assets, liabilities or results of operations of Transocean Ltd. and its subsidiaries, taken as a whole, or (ii) the ability of Transocean Ltd. and the Offeror, as the case may be, to consummate the Offer or the other transactions contemplated by this Undertaking, provided that "Material Adverse Change" shall not be deemed to include an event, change, fact, condition, circumstance, development, occurrence or effect (I) unless it results in a decrease in the Transocean Market Capitalization of greater than 50% as well as a Relative Percentage Decrease of greater than 50% and (II) to the extent it relates to (A) the announcement of the Offer and the other transactions contemplated by the Transaction Agreement; (B) the execution of, compliance with the terms of, or the taking of any action required by the Transaction Agreement, or the consummation of the Offer and the other transactions contemplated by the Transaction Agreement; (C) any change in accounting requirements or principles or any change of laws of general applicability or the interpretation thereof, except to the extent disproportionally affecting Transocean Ltd. relative to peer companies operating in the industry, (D) changes in financial markets, interest rates, exchange rates, commodity prices or, except to the extent that such matters have an impact on Transocean Ltd. that to a material extent is disproportionate to the effect on other peer companies operating in the industry, other general economic conditions, (E) share price fluctuations or changes in third-party analyst estimates or projections (provided that the underlying cause of any such fluctuation or change may be considered in determining whether or not a Material Adverse Change has occurred or would reasonably be expected to occur to the extent not included in another exception herein), (F) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway, except to the extent disproportionally affecting Transocean Ltd. relative to peer companies operating in the industry, or (G) any changes resulting from non-cash impairment charges relating to the write-down or scrapping of existing oil rigs.

“Relative Percentage Decrease” means the absolute value of (i) the Transocean Percentage Change minus (ii) any Basket Percentage Change.

“Transocean Percentage Change” means the percentage change in the Transocean Market Capitalization calculated based on the average closing price of Transocean’s shares on the NYSE during any Comparison Period as compared to the Transocean Market Capitalization calculated based on the five trading days prior to the date of this Undertaking.

“Transocean Shares” means Transocean Ltd.’s shares, par value CHF 0.10 per share.

“Transocean Market Capitalization” means, for any period, the arithmetic average of the closing prices of the Transocean Shares on the NYSE during such period multiplied by the average number of outstanding Transocean Shares during such period.

“Basket Market Capitalization” means, for any period, the arithmetic average market capitalization for all of the Basket Companies as a group during such period, with the market capitalization calculated for each Basket Company during such period as the arithmetic average of the closing prices of such company’s Basket Securities multiplied by the average number of outstanding Basket Securities for such company during such period.

“Basket Percentage Change” means the percentage change in the Basket Market Capitalization during any Comparison Period as compared to the Basket Market Capitalization during the five trading days prior to the date of this Undertaking.

“Comparison Period” means any 10 consecutive trading days for the Transocean Shares and the Basket Securities during the term of this Undertaking.

“Basket Companies” include Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., Ensco plc, Noble Corporation plc, Ocean Rig UDW Inc., Pacific Drilling S.A., Rowan Companies Inc., Seadrill Limited and Subsea 7 SA.

“Basket Securities” means the publicly traded common shares or similar securities of the Basket Companies.

11.   In addition to executing this Undertaking, I shall return to the Offeror and the receiving agent pursuant to the Offer, promptly following the commencement of the Offer Period as set forth in the Offer Document, a duly completed and executed acceptance form in respect of the Offer as attached to the Offer Document, in relation to all of the Acceptance Shares then in issue that I own or hold as at that date in accordance with the procedure for acceptance of the Offer set out in the Offer Document. Failure to deliver such acceptance form shall, however, in no way affect my obligation to accept the Offer in respect of all of my Acceptance Shares as provided for herein. I shall accept the Offer in respect of any further Acceptance Shares I subsequently acquire in accordance with the procedure for acceptance set out in the Offer Document not later than one day after the date I become the beneficial or record holder (whichever comes first) of such further Acceptance Shares, including as a result of the exercise of Other Songa Securities set out in clause 1 above. I further waive any right and undertake that I shall not exercise any right to withdraw my acceptance of the Offer that I may have or that may arise in respect of any of the Acceptance Shares.  I also waive any right to make a Cash Election with respect to any Acceptance Shares I tender in the Offer. Notwithstanding the above, any such delivered acceptance of the Offer will and shall be deemed made on the terms and conditions set out in this Undertaking which will continue to apply for such acceptance, and in the case of any discrepancy between this Undertaking and such acceptance, then this Undertaking shall prevail.

12.   Reserved.

13.   I  agree that, for the duration of this Undertaking, at any meeting of Songa Offshore’s shareholders, and on any action by written consent, I will (or will cause the holder of record on any applicable date to) vote or consent, as applicable, my Acceptance Shares entitled to vote or consent against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in the failure of any Completion Condition (as defined in Appendix 1) to be satisfied, (ii) any merger agreement or merger (other than pursuant to the Transaction Agreement), consolidation, scheme of arrangement, combination, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of Songa Offshore, or (iii) other proposal or transaction involving Songa Offshore or any of its subsidiaries that would in any manner impede, delay, frustrate, prevent or nullify any transaction contemplated by the Transaction Agreement, including the consummation of the Offer.

14.   I  agree that, if I fail to return to the Offeror and the receiving agent a duly completed and executed acceptance form in respect of the Offer in accordance with this Undertaking or breach any of my other obligations hereunder, damages may not be an adequate remedy. Accordingly, the Offeror shall be entitled to the remedies of injunction, specific performance and other similar relief for any threatened or actual breach of the terms of this Undertaking.

15.   This Undertaking is governed by, and shall be construed in accordance with the law of Norway. Any legal dispute arising in relation to this Undertaking shall be exclusively resolved by arbitration under the Norwegian Arbitration Act. The language for all documentation and proceedings related to the arbitration and for the arbitral award shall be English. The dispute, the arbitration proceedings and the arbitral award shall be confidential. Each party shall nominate one arbitrator, and the two arbitrators nominated by the parties shall within 15 days after the appointment of the second arbitrator agree upon a third arbitrator who shall act as Chair of the Tribunal.  If no agreement is reached within such 15 day period, the Chief Justice of the Borgarting Court of Appeals shall nominate and appoint a third arbitrator to act as Chair of the Tribunal.

[Signature page follows.]

Place: ________________	Date: ________________	Signature*:______________________ Name in block letters:

* If signed pursuant to an authorisation, the appropriate evidence of authority must be attached.

Accepted on behalf of Transocean Ltd.:

Place: ________________	Date: ________________	Signature*:______________________ Name in block letters:

Appendix 1          Key terms and conditions of the Offer

Offeror

Transocean Ltd., its wholly owned subsidiary Transocean Inc. (a Cayman Islands exempted company) or a wholly owned direct or indirect subsidiary of Transocean Ltd. (such company or companies, the “Offeror”). Settlement of any Offer made by any subsidiary of

Transocean Inc. will be guaranteed by Transocean Ltd.

Songa Offshore	Songa Offshore SE, business registration number SE9 (“Songa Offshore”).
Offer Consideration

The Offeror shall offer (the “Offer”) to exchange each share of Songa Offshore (the “Songa Shares”) for a consideration consisting of a combination of (i) newly issued registered shares of Transocean Ltd. at par value CHF 0.10 each (the “Consideration Shares”), (ii) senior unsecured exchangeable bonds convertible into shares in Transocean Ltd. (the “Notes”), and (iii) at the election of the holder of such Songa Share, cash as provided below (the value of any cash and the value of the aggregate number of Consideration Shares and Notes to be delivered per Songa Share, the “Offer Price”).  The Offer shall in all material respects be on the terms and subject to the closing conditions set out in this Appendix 1, provided that one or more of such closing conditions may be waived by the Offeror as set out in this Appendix 1. The Offer Price shall be equal to NOK 47.50 per Songa Share and settled in Consideration Shares and Notes. The value of each Consideration Share is  NOK 66.4815, which is determined based on the closing price of USD 8.39 of the RIG Shares on New York Stock Exchange (the "NYSE") at 10:00 pm CET (4:00 pm EST) and the NOK/USD closing price of 7.9237 at 4:00 pm CET as determined by Norges Bank, each on August 14, 2017 (being the trading day immediately preceding the announcement of the Offer) (such price the “RIG Closing Price”), and the value of each Note delivered in the Offer will be the nominal amount of such Consideration CB.  Each Songa Offshore shareholder may elect to sell Songa Shares in the Offer for cash consideration per Songa Share equal to the Offer Price for a total amount per Songa Shareholder of up to NOK 125,000 (the “Cash Election”) (to avoid doubt, this shall mean that any Songa Shareholder holding Songa Shares valued at less than NOK 125,000 based on the Offer Price may choose to receive 100% settlement in cash).  The number of Consideration Shares and the number of Notes issued to each Songa Offshore shareholder who accepts the Offer will be rounded down to the nearest whole number of Consideration Shares or Notes, as applicable.  Notwithstanding the foregoing, the aggregate Offer Price paid to each Songa Offshore shareholder participating in the Offer shall be comprised, as near as possible, of 50% Consideration Shares and 50% Notes, with any exercise by such shareholder of the Cash Election being deducted first from the aggregate number of Notes issued to such shareholder and second to the aggregate number of Consideration Shares issued to such shareholder.

Higher Consideration

The Offeror and any entity wholly owned directly or indirectly by Transocean Ltd. shall not directly or indirectly acquire or enter into any agreement to acquire Songa Shares (in the open market or in privately negotiated transactions or otherwise) following announcement of the contemplated Offer until (i) the lapsing or withdrawal of the Offer or (ii) the completion of the Offer as contemplated by the Offer Document or, if relevant, expiry of a subsequent mandatory offer, at a consideration higher than the Offer Price, without increasing the Offer Price so as to be at least equal to such higher consideration. Notwithstanding the foregoing, the Offer Price shall not be increased pursuant to this section as a result of (i) the payment of cash consideration (including the effect of any change in currency exchange rates) in any subsequent mandatory offer in accordance with the minimum offer price requirements as decided by Oslo Børs, (ii) share price fluctuations during or after the Offer Period, or (iii) the application of calculation principles by the Oslo Børs or any other governmental or regulatory authority to any subsequent mandatory offer that differs from the calculation principles specified in “Offer Consideration” above.

Blocking of tendered Songa Shares

By delivering a duly executed acceptance form, shareholders give the receiving agent (the “Receiving Agent”) an authorisation to block the Songa Shares to which the acceptance form relates, in favour of the Receiving Agent. The Receiving Agent is at the same time authorised to transfer such Songa Shares to the Offeror against settlement of the cash pursuant to the Cash Election and/or Consideration Shares and Notes at completion of the Offer. In the event the Offer is cancelled, the blocking will be terminated. It is not possible for the shareholder to dispose over the Songa Shares when they are blocked. The shareholder is free to dispose over any other securities registered in the same VPS-account as the blocked Songa Shares.

Agreement”) has been terminated in accordance with Clause 9, (A) the Offeror shall (and Transocean Ltd. shall cause the Offeror to) extend the Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff with respect thereto, NYSE, the Oslo Børs, applicable Norwegian law or applicable laws and regulations of Cyprus, in each case, applicable to the Offer (but in no event shall the Offeror be required to extend the Offer past the Long Stop Date (as extended)) and (B) if at any scheduled date of expiration of the Offer, the closing conditions set forth under the item “Completion Conditions” below shall not have been satisfied or earlier waived, the Offeror may elect to, and if reasonably requested by Songa Offshore, shall (and Transocean Ltd. shall cause the Offeror to), extend the Offer to a date that is not more than ten (10) U.S. business days after such previously scheduled date of expiration; provided, however, that if, as of any date of expiration, the closing conditions set forth under nos. 1 or 2 under the item “Completion Conditions” below shall not have been satisfied, if the Offeror elects to, or if Songa Offshore reasonably requests the Offeror to, extend the Offer pursuant to sub-clause (B) of this sentence, the Offeror shall, subject to applicable legal restrictions and applicable law, extend the Offer to a date that is not more than twenty (20) U.S. business days after the then-scheduled date of expiration (but which may in no event be later than the Long Stop Date (as extended)).

Offer Period

The Offer Period shall be minimum 20 U.S. business days and, including any extensions, up to a maximum of 10 weeks, from the date the Offer Document has been approved by the Oslo Børs and is dispatched to Songa Offshore’s shareholders.

Unless the to Transaction Agreement (the “Agreement”) has been terminated in accordance with Clause 9, (A) the Offeror shall (and Transocean Ltd. shall cause the Offeror to) extend the Offer for any period required by applicable U.S. federal securities laws and the rules and regulations of the SEC and its staff with respect thereto, NYSE, the Oslo Børs, applicable Norwegian law or applicable laws and regulations of Cyprus, in each case, applicable to the Offer (but in no event shall the Offeror be required to extend the Offer past the Long Stop Date (as extended)) and (B) if at any scheduled date of expiration of the Offer, the closing conditions set forth under the item “Completion Conditions” below shall not have been satisfied or earlier waived, the Offeror may elect to, and if reasonably requested by Songa Offshore, shall (and Transocean Ltd. shall cause the Offeror to), extend the Offer to a date that is not more than ten (10) U.S. business days after such previously scheduled date of expiration; provided, however, that if, as of any date of expiration, the closing conditions set forth under nos. 1 or 2 under the item “Completion Conditions” below shall not have been satisfied, if the Offeror elects to, or if Songa Offshore reasonably requests the Offeror to, extend the Offer pursuant to sub-clause (B) of this sentence, the Offeror shall, subject to applicable legal restrictions and applicable law, extend the Offer to a date that is not more than twenty (20) U.S. business days after the then-scheduled date of expiration (but which may in no event be later than the Long Stop Date (as extended)).

Completion Conditions

The completion of the Offer shall be subject to the satisfaction of the conditions set out below (the “Completion Conditions”), each one of which may be waived by the Offeror fully or partly (at the Offeror’s sole discretion), provided, however that (1) can only be waived to the extent the Offeror has received acceptances for more than 63% of the total share capital of  Songa Offshore on a fully diluted basis and (2), (6), (7), (8) or (11) can only be waived with the prior written consent of Songa Offshore; provided, further that, (12) shall only be a condition to the completion of the Offer on or prior to September 17, 2017 (subject to Songa Offshore’s compliance with its obligations under the Agreement relating to such due diligence (including Clause 1.4)):

  1.  On or prior to the expiration of the Offer Period, shareholders shall in the aggregate have accepted the Offer subject to the terms and conditions of the Offer Document for a number of shares representing more than 90% of the total share capital of  Songa Offshore, on a fully diluted basis (i.e. calculated based on the assumption that any and all outstanding warrants, convertible bonds and other Songa Offshore securities convertible into or otherwise giving rights to new shares in Songa have been exercised in full regardless of the conditions for such exercise), and the same amount of votes which can be exercised in the general meeting of Songa Offshore, and such acceptances shall remain valid and binding.

  2.  Any governmental, regulatory or other official approval and/or clearance, under any applicable laws or regulations, which are necessary for the completion of the Offer and the transactions contemplated hereunder, shall have been duly obtained without any conditions, unless clearly insignificant in the context of (i) Offeror’s existing business operations in Norway or (ii) the expected benefits to Transocean Ltd. of the Combination.

In the period from the announcement of the contemplated Offer until the settlement of the Offer there shall have been no changes or decisions to make changes to the share capital of Songa Offshore or its subsidiaries other than issuances of shares as  required by the exercise of warrants or options or the conversion of convertible bonds and/or exercise of any other Songa Offshore securities, which are made in accordance with the terms of such agreements (which have been provided to the Offeror prior to the entering into of the Agreement or the terms of which are otherwise publicly available) underlying such warrants, options, convertible bonds and/or other Songa Securities and no issue or decision to issue any rights which entitle the holder to any form of equity interest in Songa Offshore or its subsidiaries, and Songa Offshore shall not have declared or made any dividends or other forms of distributions, in each case from the date of announcement of the contemplated Offer.

Prior to completion of the offer, there shall have been no Material Adverse Change.

(a) Transocean Ltd.’s general meeting of shareholders shall have approved the (i) issuance of the Consideration Shares, (ii) the creation of authorized share capital for the board of directors of Transocean Ltd. to be authorized to issue registered shares of Transocean Ltd., par value CHF 0.10 each, in connection with a mandatory offer or compulsory acquisition (if any) following the completion of the Offer, in each case with the necessary majority under Swiss law and the Transocean Ltd.’s Articles of Association, and (b) the Consideration Shares shall have been registered with the competent Commercial Register.

The New York Stock Exchange shall have approved the Consideration Shares and the shares issuable upon conversion of the Consideration CBs for listing on such exchange, subject to official notice of issuance.

One or more registration statements on Form S-4 with respect to each of the Consideration Shares and the Consideration CBs shall have been declared effective by the SEC, or a Form CB has been filed by Transocean Ltd. with respect to the Offer.

Nothing shall have come to the attention of the Offeror that has reasonably caused it to conclude that the information about Songa Offshore or its subsidiaries provided to the Offeror, whether provided by Songa Offshore or any of its representatives, or contained in any publicly filed financial statement or stock exchange notice by Songa Offshore, is, when viewed in context and together with all such information and reporting, inaccurate, misleading or incomplete (a) in any material respect or (b) in the case of information regarding the capitalization of Songa Offshore, other than for immaterial inaccuracies or omissions.

  3.   No court or other governmental or regulatory authority of competent jurisdiction shall have taken any form of legal action (whether temporary, preliminary, or permanent) that restrains or prohibits the completion of the Offer or shall in connection with the Offer have imposed conditions upon the Offeror, Songa Offshore or any of their respective subsidiaries, that the Offeror in its sole discretion determines to be unduly burdensome.

  4.   In the period from the announcement of the contemplated Offer until the settlement of the Offer there shall have been no changes or decisions to make changes to the share capital of Songa Offshore or its subsidiaries other than issuances of shares as  required by the exercise of warrants or options or the conversion of convertible bonds and/or exercise of any other Songa Offshore securities, which are made in accordance with the terms of such agreements (which have been provided to the Offeror prior to the entering into of the Agreement or the terms of which are otherwise publicly available) underlying such warrants, options, convertible bonds and/or other Songa Securities and no issue or decision to issue any rights which entitle the holder to any form of equity interest in Songa Offshore or its subsidiaries, and Songa Offshore shall not have declared or made any dividends or other forms of distributions, in each case from the date of announcement of the contemplated Offer.

  5.   Prior to completion of the offer, there shall have been no Material Adverse Change.

  6.   (a) Transocean Ltd.’s general meeting of shareholders shall have approved the (i) issuance of the Consideration Shares, (ii) the creation of authorized share capital for the board of directors of Transocean Ltd. to be authorized to issue registered shares of Transocean Ltd., par value CHF 0.10 each, in connection with a mandatory offer or compulsory acquisition (if any) following the completion of the Offer, in each case with the necessary majority under Swiss law and the Transocean Ltd.’s Articles of Association, and (b) the Consideration Shares shall have been registered with the competent Commercial Register.

  7.   The New York Stock Exchange shall have approved the Consideration Shares and the shares issuable upon conversion of the Consideration CBs for listing on such exchange, subject to official notice of issuance.

  8.   One or more registration statements on Form S-4 with respect to each of the Consideration Shares and the Consideration CBs shall have been declared effective by the SEC, or a Form CB has been filed by Transocean Ltd. with respect to the Offer.

  9.   Nothing shall have come to the attention of the Offeror that has reasonably caused it to conclude that the information about Songa Offshore or its subsidiaries provided to the Offeror, whether provided by Songa Offshore or any of its representatives, or contained in any publicly filed financial statement or stock exchange notice by Songa Offshore, is, when viewed in context and together with all such information and reporting, inaccurate, misleading or incomplete (a) in any material respect or (b) in the case of information regarding the capitalization of Songa Offshore, other than for immaterial inaccuracies or omissions.

  10. Songa Offshore shall have complied in all material respects with its obligations (including Clause 4) under the Agreement and no material breach by Songa Offshore of its representations and warranties (including the representations and warranties in Clauses 13 and 14) under the Agreement shall have occurred.

  11. The Perestroika Designee shall have been elected to Transocean Ltd.’s board of directors at the Transocean Ltd. Meeting.

  12. On or prior to September 17, 2017, the Offeror shall have concluded (subject to Songa Offshore’s compliance with its obligations under the Agreement relating to such due diligence (including Clause 1.4)) a confirmatory legal, financial, commercial and technical due diligence of Songa Offshore without any findings that in the Offeror’s sole discretion are material to the business or the value of Songa Offshore, provided, however that such due diligence shall not cover any of the items that were part of the Phase 1 Due Diligence (as defined in the Agreement).

Settlement

Settlement of the Offer shall take place, subject to the satisfaction of the condition set forth in no. 6(b) under the item "Completion Conditions" above, as soon as reasonably possible after the Completion Conditions have been met or waived by the Offeror and at the latest 15 U.S. business days after the date of the announcement that all Completion Conditions have been met or waived (such announcement not to be unreasonably withheld).  If the Offer Period is extended, the settlement date may be postponed correspondingly.

Upon registration of the Consideration Shares in the Commercial Register of the Canton of Zug, Switzerland, the Offeror will register the Receiving Agent, on behalf of the shareholders tendering the Songa Shares, in its uncertificated share register. The Offeror will then instruct, or cause to be instructed, Computershare, its transfer agent and registrar, (i) to record the Receiving Agent, on behalf of the shareholders tendering the Songa Shares, in the Offeror's Share Register, (ii) to register, as of the effective date of settlement, in book entry form a position representing the aggregate number of Consideration Shares and (iii) to take such further steps and actions as are necessary to deliver, or cause to be delivered, such number of Consideration Shares to each tendering holder of Songa Shares as corresponds to the exchange ratio applicable in the Offer.

Long Stop Date

If the Offer has not become unconditional by 16.30 CET on January 31, 2018 (the “Long Stop Date”) the Offer shall lapse and any tendered shares shall be released by the Offeror; provided, however, that the Long Stop Date may be extended at the election of Transocean Ltd. one time for no more than a total of 25 U.S. business days to the extent deemed necessary, at Transocean’s Ltd.’s sole discretion, for the purpose of soliciting additional proxies from shareholders for the election at the Transocean Ltd. Meeting of the Perestroika Designee and, with respect to any extension by Transocean), Transocean prior to such extension publicly confirming the fulfilment of all other conditions for completion of the Offer (other than under nos. 3, 4, and 9 under “Completion Conditions” in this Appendix 1); but clarifying that, with respect to no. 10 under “Completion Conditions” in this Appendix 1, if a willful breach by Songa Offshore of any agreement or covenant in the Agreement occurs solely on or after the Long Stop Date, then such condition no.10 under “Completion Conditions” shall not be satisfied and, in such event, Offeror reserves all of its rights with respect thereto (including completion of the Offer) to determine the satisfaction or waiver of such condition.

Acceptance Binding

The acceptance of the Offer is binding once the Receiving Agent has received the acceptance form, except as otherwise required by applicable law.  Prior to the expiry of the Offer, Songa shareholders may withdraw any shares tendered in the Offer.

Shareholders that accept the Offer will remain the beneficial owners of their Songa Shares and retain voting rights related thereto until settlement has taken place.

Appendix 2          Information about the Shareholder

Name of shareholder:
Number of shares held in Songa Offshore as of the date hereof:
Number of warrants held in Songa Offshore as of the date hereof:
Amount of convertible bonds SONG07 (NO0010760036) held in Songa Offshore as of the date hereof: Number of shares in Songa Offshore resulting from conversion of convertible bonds	USD
Type and number of Other Songa Securities except as set out above held as of the date hereof:
Amount of Bonds held split into SONG04 (NO0010628753) and SONG05 (NO0010649403) as of the date hereof:	NOK
Shareholder’s VPS account no.:
Address of shareholder:
Telephone:
E-mail:

Appendix 3          Term Sheet for Convertible Bonds

Term Sheet

Up to USD [**] 0.5 % Senior Unsecured Exchangeable Bonds 2017/2022 (the “Bonds” or the “Bond Issue”)[1]
ISIN [**] CUSIP [**]

Issuer:	Transocean Inc., incorporated under the laws of the Cayman Islands with business registration number 89645.
Parent:	Transocean Ltd., incorporated under the laws of Switzerland with enterprise identification number (UID) CHE-114.461.224, being the direct 100 % owner of the Issuer.
Guarantor:	The Parent.
Obligors:	Each of the Issuer and the Guarantor.
Currency:	USD.
Maximum Issue Amount:	USD [**].
Tap Issues:

The Bonds may be issued on different issue dates up to the Maximum Issue Amount. All Bonds shall be fungible for tax and securities law purposes, provided that any Bonds issued as consideration in any mandatory offer or compulsory acquisition following the exchange offer for the shares of Songa Offshore SE need not be fungible with the other Bonds for such purposes if it is not reasonably practicable to cause them to be fungible.

Initial Issue Date:	Expected to be [**].
Maturity Date:	Five (5) years after the Initial Issue Date.
Amortisation:	Any outstanding Bonds not converted to shares in the Parent or redeemed as provided for in this term sheet shall be repaid in one payment on the Maturity Date.
Interest Rate:

0.50% per annum, payable semi-annually in arrears.  Interest on the Bonds will start to accrue on the Initial Issue Date and shall be payable on the Interest Payment Dates. Day-count fraction for coupon is “30/360”, business day convention is “unadjusted following” and business day as determined in New York.

1 Items denoted “[**]” are to be completed at a later date in connection with the issuance of the Bonds.

Interest Payment Date:	Semi-annual dates beginning six (6) months after the Initial Issue Date, with the last Interest Payment Date being the Maturity Date.
Default Interest:	Interest Rate plus 3 percentage points per annum.
Price:	100% of the Principal Amount.
Principal Amount - Denominations:	Each Bond will have a Principal Amount of no more than USD 1,000.
Purpose of Bond Issue:

The Bonds will serve as:

(i)part settlement of the NOK 1,400,000,000 Senior Unsecured Callable Bond issued by Songa Offshore SE under ISIN NO0010628753 (SONG04);

(ii)part settlement of the NOK 750,000,000 Senior Unsecured Callable Bond issued by Songa Offshore SE under ISIN NO0010649403 (SONG05);

(iii)settlement of the USD 50,000,000 loan provided by Perestroika AS to Songa Offshore SE; and

(iv)part consideration for the Issuer's acquisition of the shares in Songa Offshore SE.

Status of the Bonds:

The Bonds will constitute senior unsecured debt obligations of the Issuer. As such, the Bonds will rank at least pari passu with each other and with all other unsecured obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application). The Bonds will rank ahead of subordinated capital. The Guarantee will be an equivalently senior obligation of the Parent.

Listing:

The Issuer shall, within 60 days of the Initial Issue Date, cause the Bonds to be listed on either (i) the New York Stock Exchange or (ii) NASDAQ in New York (either such exchange, an “Exchange”). After listing, the Issuer shall ensure that the Bonds remain listed thereon until the Bonds have been redeemed or exchanged in full.

Guarantee:

All present and future obligations of the Issuer under the Finance Documents shall be guaranteed in full by the Guarantor. The Guarantee (which will be included in the Indenture) will be full and unconditional.

Finance Documents:	An indenture (the “Indenture”) and a corresponding global note.
Exchange Right:

Unless previously exchanged, redeemed, purchased or cancelled, the Bonds, including any accrued interest, may be exchanged at the holder's option into ordinary, unencumbered freely tradeable (by non-affiliates of the Parent) and fully paid up shares in the capital of the Parent (the “Shares”) at the Exchange Price. For the avoidance of doubt, no cash settlement option will be available to the Issuer or the Parent.

Each Bondholder shall be entitled to exchange any or all of their Bonds for Shares at the Exchange Price at any time from the Initial Issue Date and up to Maturity Date (subject to the exercise period ending on the last business day prior to the Maturity Date) by sending a written notice to the Issuer. If an exercise of the Exchange Right gives rise to fractional Shares, the number of Shares resulting from the exchange shall be rounded down to the nearest whole share (fractional Shares will not be issued and cash will be paid in lieu of fractional Shares). The date of exchange will be no later than the third (3rd business day after the date on which the Paying Agent has received the notice from a Bondholder notifying the Paying Agent that it is exercising its Exchange Right.

Reference Price:	USD [**] per Share.
Initial Exchange Price:

USD [**] per Share[2] (as adjusted for any events between signing and closing that, had the Bonds then been outstanding, would have led to an adjustment per the dividend and anti-dilution protection described below).

Dividend and Anti-dilution Protection:

Dividend and anti-dilution protection through adjustment of the Exchange Price as per standard terms for physically-settled convertible bonds in the U.S. convertible bond market, adjusted to the extent appropriate and the fact that the Parent (which is the issuer of the Shares) is incorporated in Switzerland and has its Shares registered with the U.S. Securities and Exchange Commission (the “SEC”) and listed on The New York Stock Exchange.

Call Option:	Only as per “Early redemption at option due to a tax event” below.
Registration Rights:

Affiliated holders shall be entitled to customary demand, shelf and piggyback registration rights with respect to the Bonds, the Shares issuable upon the conversion of the Bonds, and other Shares received in the acquisition, including customary indemnification and contribution rights and provision for underwritten offerings.

Fundamental Change Events:

If a Change of Control Event has occurred, each Bondholder shall have the option to (at each Bondholder’s discretion):

(i)subject to a 60 business day option period calculated from the date the Bondholders received notice from the Issuer of the Change of Control Event, require early redemption of its Bonds at 101% of the Principal Amount plus accrued interest to, but not including, the date of redemption; or

(ii)exchange the Bonds into Shares at an exchange price (COCEP) calculated as follows:

COCEP = OEP / (1 + (EP x (c/t))) where:

COCEP = Change of Control Exchange Price;

OEP = Exchange Price (as adjusted pursuant to the Indenture);

EP = Exchange Premium equal to 22.50%;

c = the number of days from and including the date of the Change of Control Event to but excluding the Maturity Date; and

t = the number of days from and including the Initial Issue Date to but excluding the Maturity Date.

If a Listing Failure Event (together with a Change of Control Event (the “Fundamental Change Events”) has occurred, each Bondholder shall have the option to (at each Bondholder’s discretion):

2 To be equal to the Reference Price multiplied with 1.225.

exchange the Bonds into Shares at an exchange price (LFEP) calculated as follows:

where:

= Listing Failure Exchange Price;

= Exchange Price (as adjusted pursuant to the Indenture);

= Exchange Premium equal to 22.50%;

= the number of days from and including the date of the Listing Failure Event to but excluding the Maturity Date; and

= the number of days from and including the Initial Issue Date to but excluding the Maturity Date.

U.S. Exchange Act”) and any other applicable securities laws or regulations in connection with an exchange.

(i)subject to a 60 business day option period calculated from the date the Bondholders received notice from the Issuer, require early redemption of its Bonds at 100% of the Principal Amount plus accrued interest; or

(ii)exchange the Bonds into Shares at an exchange price (LFEP) calculated as follows:

LFEP = OEP / (1 + (EP x (c/t))) where:

LFEP = Listing Failure Exchange Price;

OEP = Exchange Price (as adjusted pursuant to the Indenture);

EP = Exchange Premium equal to 22.50%;

c = the number of days from and including the date of the Listing Failure Event to but excluding the Maturity Date; and

t = the number of days from and including the Initial Issue Date to but excluding the Maturity Date.

In the event of an early redemption pursuant to the above, settlement shall be five (5) banking days after the Paying Agent has received such request.

The Issuer will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and any other applicable securities laws or regulations in connection with an exchange.

Change of Control Event:

The occurrence of an event or series of events constituting a “Change of Control Repurchase Event” as defined in that certain indenture by and among Transocean Inc., the guarantors party thereto and Wells Fargo Bank, National Association, dated July 21, 2016 (the “Existing Unsecured Indenture”) as adapted to apply to either of the Issuer or the Parent.

Listing Failure Event:	In the case of the Shares, that the Shares cease to be admitted to listing on The New York Stock Exchange or on another principal U.S. national securities exchange.
Information Undertakings:

The provision of applicable information and notices (including with respect to put option events) to the Bond Trustee and Bondholders as set forth in the Existing Unsecured Indenture and timely provision of reports under the US Exchange Act..

General Undertakings:

The following general undertakings as set forth in the Existing Unsecured Indenture:

•Payment of Securities (Section 4.04),

•Statement by Officer as to Compliance; Statement by Officer as to Default (Section 4.08),

•Further Instruments and Acts (Section 4.09),

•Consolidation, Mergers and Sale of Assets (Section 5.01); provided that the successor (if any) is organized under the laws of (i) the Cayman Islands, Bermuda, the British Virgin Islands, the United States or any State thereof (including the District of Columbia), England, Wales, Scotland, Ireland, Netherlands, Luxembourg or Cyprus, or (ii) any other jurisdiction that would not have a materially adverse change to the rights of the Bondholders.

in each case, adjusted where appropriate to address exchangeable notes structure (including application to the Parent and its Guarantee).

non-payment of interest (Section 6.01(1)) or principal (Section 6.01(2)),

failure to make offers in connection with Put Option Events (Section 6.01(3)),

breach of other obligations (Section 6.01(4),

failure of the Guarantee to be in full force and effect (6.01(5), and bankruptcy proceedings (Sections 6.01(6) and 6.01(7),

The Issuer fails to comply with its obligations to exchange the Bonds in accordance with the Indenture upon exercise of a Bondholder’s exchange right.

The Issuer ceases to be 100% owned (directly or indirectly) by the Parent.

The Bonds have not been admitted for listing on an Exchange within 60 days following the Initial Issue Date or, in the case of a successful admission to listing of the Bonds, that a period of 60 days has elapsed since the Bonds ceased to be listed on an Exchange.

Event of Defaults:

The following Event of Default provisions (applicable to the Obligors) as set forth in the Existing Unsecured Indenture:

•non-payment of interest (Section 6.01(1)) or principal (Section 6.01(2)),

•failure to make offers in connection with Put Option Events (Section 6.01(3)),

•breach of other obligations (Section 6.01(4),

•failure of the Guarantee to be in full force and effect (6.01(5), and

•bankruptcy proceedings (Sections 6.01(6) and 6.01(7),

in each case, adjusted where appropriate to address exchangeable notes structure.

The following specific Events of Default will also apply:

Failure to Exchange:

1.The Issuer fails to comply with its obligations to exchange the Bonds in accordance with the Indenture upon exercise of a Bondholder’s exchange right.

Ownership of the Issuer:

2.The Issuer ceases to be 100% owned (directly or indirectly) by the Parent.

Bond Delisting Event:

3.The Bonds have not been admitted for listing on an Exchange within 60 days following the Initial Issue Date or, in the case of a successful admission to listing of the Bonds, that a period of 60 days has elapsed since the Bonds ceased to be listed on an Exchange.

Tax Gross-up:

Subject to standard exceptions included in Sections 12.01(1) and 12.01(4) or any combination thereof of the Existing Unsecured Indenture and as set forth below under “Early put option due to tax event”, if any Obligor is required by law to withhold any tax from any payment in respect of the Bonds under the Finance Documents the amount of the payment due will be grossed-up to such net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required.

Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

Early Put Option due to a Tax Event:

If the Issuer is required by law to withhold any tax from any payment in respect of the Bonds under the Finance Documents as a result of a change in applicable law implemented after the date of the Bond terms, the Issuer will have the right to offer to redeem all of the Bonds at a price equal to 100 % of the Nominal Amount (the “Tax Event Put Offer”). The Issuer shall give written notice of such offer to the Bond Trustee and the Bondholders at least 20 business days prior to the relevant repayment date, provided that no such notice shall be given earlier than 60 days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due. If the Issuer determines to make such Tax Event Put Offer, all Bonds remaining outstanding after the relevant repayment date shall no longer be subject to the tax gross-up provision set forth under “Tax Gross-up” set forth above.

Indenture:

The Indenture will regulate the rights and obligations with respect to the Bonds. In the event of any discrepancy between this term sheet and the Indenture, the provisions of the Indenture shall prevail.

The Indenture shall include provisions on the Bond Trustee’s right to represent the Bondholders, including a customary “no action” clause, meaning that no individual Bondholder may take any legal action against the Issuer individually other than as permitted under the Indenture (as further described in the Indenture). The Indenture will further contain provisions regulating the duties of the Bond Trustee, procedures for obtaining Bondholders’ consents and applicable requirements for Bondholders’ consent, whereas a sufficient majority of Bondholders may materially amend the provision of the Indenture or discharge the Bonds in part or in full without the consent of all Bondholders, other than in respect of specified customary terms requiring consent of each affected Bondholder (including those specified in the Existing Unsecured Indenture and the rights described under “Fundamental Change Events”), as well as other provisions customary for a bond offering as described herein.  Concurrently with any Tax Event Put Offer, Bondholders shall have the right to exchange their Bonds at a decreased exchange price calculated using the formula for reducing the exchange price in connection with a Change of Control Event.

Bond Trustee:	Wells Fargo Bank, National Association.
Paying Agent:	Wells Fargo Bank, National Association.
Securities Depository:	The Bonds will be registered in Cede & Co., as authorized representative of The Depository Trust Company.
Repurchase of Bonds:

The Issuer may purchase and hold Bonds and such Bonds may be retained, sold (provided they are fully fungible with other Bonds) or cancelled at the Issuer's sole discretion (but Bonds so held will not be considered outstanding for purposes of any Bondholder action).

Subscription Restrictions:

The Bonds may be issued in a transaction exempt from registration under the U.S. Securities Act, and any state securities law.  If this is the case, the Bonds  may not be offered or sold within the United States to, or for the account or benefit of, any U.S. Person (as such terms are defined in regulations), except pursuant to an exemption from the registration requirements of the U.S. Securities Act and appropriate exemptions under the laws of any other jurisdiction.  The applicable exemption for any Bonds offered and sold as part consideration for the Issuer's acquisition of the shares in Songa Offshore SE or in settlement (or partial settlement) of Songa Offshore SE’s outstanding bonds and shareholder loan, and any related transfer restrictions, remain to be determined.  Notwithstanding the foregoing, to the extent listed on an exchange as set forth herein, the Bonds will be registered with the SEC.

Further details will be included in the voluntary offer document and/or bond tender form.

Transfer Restrictions:

The Bonds are freely transferable and may be pledged, subject to the following:

(i)Bondholders may be subject to purchase or transfer restrictions with regard to the Bonds, as applicable from time to time under local laws to which a Bondholder may be subject (due e.g. to its nationality, its residency, its registered address, its place(s) for doing business). Each Bondholder must ensure compliance with local laws and regulations applicable at own cost and expense.

(ii)Notwithstanding the above, a Bondholder which has purchased the Bonds in contradiction to mandatory restrictions applicable may nevertheless utilize its voting rights under the Bond terms provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

(iii)Bondholders that are affiliates of the Issuer or Parent may be subject to transfer restrictions mandatorily applicable under the U.S. Securities Act.

Governing Law:	New York law.